Exhibit 5.1

Watson, Farley & Williams LLP
November 20, 2013	1133 Avenue of the Americas New York, New York 10036 Tel +1 212 922 2200 Fax +1 212 922 1512

Navigator Holdings Ltd.

21 Palmer Street

London, SW1H 0AD

United Kingdom

Registration Statement on Form F-1

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Navigator Holdings Ltd., a Marshall Islands corporation (the “Company”), in connection with (i) the proposed initial public offering by the Company of up to 9,030,000 shares of its common stock, par value $0.01 per share (the “Offering Shares”), and (ii) the proposed sale by certain selling shareholders named in the Registration Statement (as defined herein) of up to 4,770,000 shares of common stock of the Company (the “Resale Shares” and collectively with the Offering Shares, the “Shares”), in each case pursuant to the Company’s registration statement on Form F-1, No. 333-191784, declared effective on November 20, 2013 and a supplemental Registration Statement pursuant to Rule 462(b) (such registration statement, any amendments or supplements thereto, including any post-effective amendments, the “Registration Statement”).

As counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the prospectus included therein (the “Prospectus”);

(ii)	the articles of incorporation and bylaws of the Company;

(iii)	the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”) among the Company, selling shareholders and the representatives of the underwriters named therein relating to the issuance and sale of the Shares and filed as an exhibit to the Registration Statement; and

(iv)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

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Navigator Holdings Ltd.	Page 2
November 20, 2013

In rendering this opinion, we have also assumed:

(i)	that the issuance and/or sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Underwriting Agreement has been duly and validly authorized by the Company and the other parties thereto, and executed and delivered by all such parties; and

(iii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of each of the Company and of public officials, in each case as we have deemed relevant and appropriate, and upon the representations and warranties of each of the Company in the Underwriting Agreement. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.	When the Offering Shares are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Offering Shares will be validly issued, fully paid and nonassessable.

2.	The Resale Shares were validly issued and are fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams LLP

/s/ Watson, Farley & Williams LLP